Exhibit 99.1
Investor Update
July 13, 2015
This investor update provides Spirit's quarterly and full year guidance for the year ending December 31, 2015. All data is based on preliminary estimates.
Second Quarter 2015
During June our results and operations were negatively impacted by numerous cancellations related to adverse weather. It started with consecutive storm systems in Dallas, Chicago, New York, and Detroit followed by Tropical Storm Bill that sat over Houston and then moved north to Dallas. The timing and location of these storm systems produced a domino effect on our operation resulting in over 500 flight cancellations and numerous flight delays. Due to the sheer volume of flights affected, we were unable to flex up our staffing levels enough to mitigate the impact of crews being displaced or timing out, which lengthened the span of the irregular operation and the time it took to restore our system to normal. In our high utilization, low frequency, point-to-point network, severe irregular operations typically create a unique set of challenges; however, we believe the unusual number and location of storms in June exacerbated the operational difficulty and made this event unlike others. We estimate the impact of the cancellations, delays, and other non-recurring expenses during the quarter negatively impacted operating income by $20 million ($5 million lower revenue, $15 million higher costs). If not for these items, we estimate our operating margin and our CASM ex-fuel (adjusted for canceled available seat miles) would have been in line with our previous estimates. We also experienced higher than expected health care costs during the quarter.

Third and Fourth Quarter 2015
In April, we indicated that we anticipated the pricing pressures in the off-peak periods would continue but that the peak periods would be stable compared to last year. In early June, the domestic pricing environment softened further, including for travel in the peak summer periods, due to competitor pricing actions. As a result, in addition to lowering our full year guidance for the impact of the flight cancellations in the second quarter, we are also lowering our forecast for the remainder of the year, primarily due to lower revenue. Our revised full year 2015 operating margin guidance range below assumes an operating margin between 22.0 and 25.0 percent for third quarter and between 20.0 and 23.0 for fourth quarter. Our revised guidance range for 2015 cost per available seat mile excluding fuel ("CASM ex-fuel") assumes CASM ex-fuel will be down between 6.5 and 8.5 percent year over year in the third quarter and down between 4.0 and 6.0 percent in the fourth quarter. Our booking period averages less than 50 days; as such, our visibility into revenue trends beyond that is limited. Our forecast assumes current pricing and booking trends continue for the remainder of the year.

Share Repurchase
Spirit repurchased approximately 1 million shares during the second quarter, which equates to approximately $67.5 million of the total $100 million authorization.

Capacity - Available Seat Miles (ASMs)	1Q15A	2Q15A	3Q15E	4Q15E	FY2015E
ASMs (millions)	4,729	5,213	5,617	5,739	21,299
Year-over-Year % Change	25.0%	30.1%	34.6%	31.3%	30.3%

	2Q15E			FY2015E

Operating Margin(1)	21.0%	-	21.5%	21.5%	-	23.0%

Operating Expense per ASM (CASM) (cents)
Adjusted CASM(1)	8.34	-	8.39	7.91	-	7.97
Less: Economic fuel expense per ASM(2)	2.52			2.38
Adjusted CASM ex-fuel(3)	5.82		5.87	5.53	-	5.59

Average Stage Length (miles)	974			990

Fuel Expense ($)
Fuel gallons (thousands)	63,134			253,400
Economic fuel cost per gallon(2)	$2.08			$2.00

Selected Operating Expenses ($Millions)
Aircraft rent	$53.1			$214.2
Depreciation and amortization	$17.1			$75.6
				.
Interest Expense, net of Capitalized Interest ($Millions)
Interest expense	$4.4			$21.1
Capitalized interest	(2.8)			(11.7)
Interest Expense, net of Capitalized Interest	$1.6			$9.4

Effective Tax Rate	37%			37%

Wtd. Average Share Count (Millions)
Basic	72.5			72.4
Diluted	72.8			72.7

Full Year 2015E
Capital Expenditures	($Millions)
Aircraft capital expenditures(4)	$620
Other capital expenditures(5)	67
Gross capital expenditures(4)	$687

Anticipated proceeds from issuance of long term debt and sale/leaseback transactions	$545

Other Working Capital Requirements
Payments for heavy maintenance events(6)	$19
Pre-delivery deposits for flight equipment, net of refunds	$114
Pre-paid maintenance deposits, net of reimbursements	$23

Fuel Hedges
Period	% of Est. Volume	Instrument	Avg. Price / Gallon
2Q15	70%	USGC Jet Call Options	$1.90
3Q15	24%	USGC Jet Call Options	$1.90
4Q15	23%	USGC Jet Call Options	$1.92

Footnotes

(1)
Excludes special items which may include unrealized gains or losses related to fuel derivative contracts, loss on disposal of assets, and special charges or credits. Includes realized gains or losses related to fuel derivative contracts.

(2)	Includes fuel taxes, into-plane fuel cost, and realized gains and losses related to fuel derivative contracts.

(3)	Excludes all components of fuel expense, loss on disposal of assets, and special charges or credits.

(4)
Includes amounts related to 14 aircraft scheduled for delivery in 2015, including $152 million that was funded as pre-delivery deposits in prior years that is held by the aircraft manufacturer. The Company has 15 aircraft scheduled for delivery in 2015. The Company has debt commitments for the first 11 aircraft delivering in 2015 and assumes it will debt finance 3 additional aircraft and direct lease 1 aircraft from a third-party.

(5)	Includes the purchase of a spare engine.

(6)	Payments for heavy maintenance events are recorded as Long-term deposits and other assets within "Changes in operating assets and liabilities," on the Company's cash flow statement.

Forward-Looking Statements
Statements in this release and certain oral statements made from time to time by representatives of the Company contain various forward-looking statements within the meaning Section 21E of the Securities Exchange Act of 1934, as amended, which represent the Company's expectations or beliefs concerning future events. When used in this release, the words “expects,” “estimates,” “plans,” “anticipates,” “indicates,” “believes,” “forecast,” “guidance,” “outlook,” “may,” “will,” “should,” “seeks,” “targets” and similar expressions are intended to identify forward-looking statements. Similarly, statements that describe the Company's objectives, plans or goals, or actions the Company may take in the future, are forward-looking statements. Forward-looking statements include, without limitation, statements regarding the Company's intentions and expectations regarding the delivery schedule of aircraft on order, guidance and estimates for the second, third, and fourth quarter and full year 2015 including expectations regarding the delivery schedule of aircraft on order, announced new service routes, revenues, cost of operations, operating margin, capacity, CASM, CASM ex-fuel, fuel expense, economic fuel cost, expected unrealized mark-to-market gains or losses, capital expenditures and other working capital requirements, aircraft rent, depreciation and amortization, fuel hedges and tax rates. All forward-looking statements in this release are based upon information available to the Company on the date of this release. The Company has no intent, nor undertakes any obligation, to publicly update or revise any of these projections, whether as a result of new information, future events or otherwise, except as required by law. Forward-looking statements are subject to a number of factors that could cause the Company's actual results to differ materially from the Company's expectations, including the competitive environment in the airline industry; the Company's ability to keep costs low; changes in fuel costs; the impact of worldwide economic conditions on customer travel behavior; the Company's ability to generate non-ticket revenues; and government regulation. Additional information concerning these and other factors is contained in the Company's Securities and Exchange Commission filings, including but not limited to the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.